EX 99.1

Stress Test Confirms Capital Strength at First Horizon, First Tennessee

MEMPHIS, Tenn. – The 2016 Dodd-Frank Act stress test shows First Horizon National Corp. (NYSE: FHN) and its First Tennessee regional bank would maintain capital well in excess of regulatory “adequate” levels under severely adverse economic and financial conditions. The annual stress tests, which are designed to ensure banks would have enough capital to operate in economically challenging times, are required of national banks and federal savings associations with assets of at least $10 billion.

The tests measure capital levels as required by the regulatory agencies noted below, in the face of hypothetical “severely adverse” events specified by regulators including a greater-than-50-percent drop in the U.S. stock market, a greater-than-25-percent drop in U.S. real estate values, a significant and rapid contraction of the U.S. economy, a 10 percent unemployment rate and negative interest rates on short-term Treasury notes.

In July First Horizon submitted results of its annual Dodd-Frank Act Stress Test, commonly known as DFAST, to the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. A summary of the results is available in the investor relations news and events section of the company’s website at www.FirstHorizon.com.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 160 bank locations across Tennessee and the southern U.S. and 29 FTN Financial offices across the U.S. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation’s best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

Contact:	Media Relations, James Dowd (901) 523-4305
Investor Relations, Aarti Bowman, (901) 523-4017